Exhibit 10.2

SECOND AMENDED AND RESTATED LOAN AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT (“Loan Agreement” or “Agreement”) is made this 12th day of August, 2020, by and among P.A.M. TRANSPORT, INC., a corporation organized and existing under the laws of Arkansas, whose chief executive office and principal place of business is located at 297 W. Henri de Tonti Boulevard, P.O. Box 188, Tontitown, Arkansas 72770 (hereinafter called the “Borrower”), FIRST HORIZON BANK, a Tennessee banking corporation, successor-by-conversion to First Tennessee Bank National Association, with its principal place of business at 165 Madison Avenue, Memphis, Tennessee 38103 (hereinafter called the “Bank”), and P.A.M. TRANSPORTATION SERVICES, INC., a Delaware corporation whose chief executive office and principal place of business is located at 297 W. Henri de Tonti Boulevard, P.O. Box 188, Tontitown, Arkansas 72770 (hereinafter called the “Term Loan Borrower” or “Guarantor”, in each case interchangeable).

Recitals of Fact

Pursuant to the terms and provisions of that certain Amended and Restated Loan Agreement, bearing date of the 28th day of March, 2016, among the Borrower, the Bank, and the Guarantor, as amended by that certain First Amendment to Amended and Restated Loan Agreement dated July 27, 2017, by that certain Letter Agreement dated July 10, 2018, by that certain Second Amendment to Amended and Restated Loan Agreement dated January 25, 2019, and by that certain Letter Agreement dated May 31, 2019 (the “Prior Loan Agreement”), Bank committed to lend to Borrower an amount not to exceed at any one time outstanding the principal sum of Sixty Million Dollars ($60,000,000.00) (the “Revolving Credit Loan Committed Amount”), subject to the Borrowing Base.

Choctaw Express, Inc., an Oklahoma corporation (“Choctaw”), Allen Freight Services, Inc., a Missouri corporation (“Allen”), P.A.M. Dedicated Services, Inc., an Ohio corporation (“Dedicated”), and Decker Transport Co., Inc., an Ohio corporation (“Decker”), each previously executed Security Agreements, as amended, under which they have granted to the Bank a security interest in certain of their assets to secure the obligations of the Borrower to the Bank.

Choctaw subsequently converted into Choctaw Express, LLC, an Oklahoma limited liability company (“Choctaw LLC”). Choctaw LLC has since transferred all of its assets to the Borrower on January 1, 2010, and Choctaw LLC no longer holds any assets. Dedicated subsequently converted into P.A.M. Dedicated Services, LLC, an Ohio limited liability company (“Dedicated LLC”). Dedicated LLC has since transferred all of its assets to the Borrower on January 1, 2010 and Dedicated LLC no longer holds any assets. Decker subsequently converted into Decker Transport, LLC, an Ohio limited liability company (“Decker LLC”). Decker LLC has since transferred all of its assets to the Borrower on January 1, 2010, and Decker LLC no longer holds any assets. Allen merged into East Coast Transport & Logistics, LLC, an Arkansas limited liability company (“East Coast LLC”). East Coast has since transferred all of its assets to the Borrower on January 1, 2010, and East Coast no longer holds any assets.

The Borrower has now requested, and the Bank has agreed, subject to the terms set forth herein, to make a term loan to Borrower and Term Loan Borrower in the principal amount of Seventeen Million Six Hundred Forty Thousand Dollars ($17,640,000.00) and to modify certain provisions of the Loan Agreement as set forth herein. In connection therewith, the Borrower, Bank, and Guarantor are amending and restating the Prior Loan Agreement in its entirety.

NOW, THEREFORE, incorporating the Recitals of Fact set forth above and in consideration of the mutual agreements herein contained, the parties agree as follows:

AGREEMENTS

ARTICLE One:	DEFINITIONS AND ACCOUNTING TERMS

In addition to the definitions elsewhere set forth herein, for the purposes of this Loan Agreement, the following terms shall have the following meanings (such meanings to be applicable equally to both the singular and plural forms of such terms) unless the context otherwise requires:

1.1     “2016 Class-Action Accrual” means the accrued payable the company expensed in association with the class action lawsuit during the fiscal quarter ending December 31, 2019. The class-action lawsuit is further described in the company’s December 31, 2019 10-K filing with the Securities and Exchange Commission and the class-action lawsuit filed on December 9, 2016 in the United States District Court for the Western District of Arkansas.

1.2     “2019 Class-Action Accrual” means the accrued payable the company expensed in association with the class action lawsuit during the fiscal quarter ending December 31, 2019. The class-action lawsuit is further described in the company’s December 31, 2019 10-K filing with the Securities and Exchange Commission and the class-action lawsuit filed on May 29, 2019 in the United States District Court for the Western District of Arkansas.

1.3     “Acceptable Accounts” shall mean Accounts Receivable

(a)     in which Bank holds a valid, perfected first security interest (or in the case of Accounts Receivable arising from Government Contracts, in which Bank holds a valid, perfected security interest subject only to the lien of the United States thereon);

(b)      which arise from goods theretofore sold and delivered or services theretofore rendered to the Account Debtor;

(c)     with respect to which no setoffs, counterclaims or defenses are claimed by the Account Debtor;

(d)     which constitute the binding obligation of an Account Debtor which at the time a loan advance or extension of credit is requested based upon such Account, and at all times thereafter while a loan advance or extension of credit remains outstanding, is solvent, is financially able to pay its debts and obligations as they become due and is paying its debts and obligations as they become due;

(e)      which do not remain unpaid more than ninety (90) days after the date of such invoice;

(f)     with respect to which the Account Debtor is not a Related Person or any officer, director, agent or employee of a Related Person;

(g)      which do not arise from a “sale on approval,” “sale or return,” “guaranteed sale” or “consignment”;

(h)     which do not arise or do not appear to arise from a fraudulent transaction; and

(i)     the chief executive office of the Account Debtor with respect to such Accounts Receivable is located in the United States (except as provided below).

Further, unless the Bank shall otherwise agree in writing (x) if the Accounts Receivable owed by any Account Debtor shall include invoices which have remained unpaid for more than ninety (90) days following the respective invoice dates, and the aggregate amount owed upon such invoices exceeds twenty-five percent (25%) of the total Accounts Receivable owed by such Account Debtor, the Accounts Receivable owed by such Account Debtor shall not constitute Acceptable Accounts, or (y) if the total Accounts Receivable owed by any Account Debtor (other than those Account Debtors, if any, specifically listed in Exhibit “1.3” attached hereto) shall exceed twenty-five percent (25%) of the aggregate amount of all of the Borrower’s Accounts Receivable, such excess amount shall not be deemed to constitute Acceptable Accounts. For the purposes hereof, “Unbilled Revenues” shall also be deemed to constitute Acceptable Accounts if not more than thirty (30) days beyond the Dispatch Date, and if they otherwise comply with clauses (a), (b), (c), (d), (f) and (g) hereinabove; provided, however, that such “Unbilled Revenues” may not constitute more than twenty-five percent (25%) of Acceptable Accounts (billed and unbilled). Notwithstanding clause (i) above, up to $1,000,000 of Account Receivables which are receivables of which the Account Debtor is a Person located outside of the United States may be included as Acceptable Accounts so long as these Accounts Receivables otherwise meet the criteria of the remaining provisions of this Section 1.1.

1.4     “Account Debtor” shall mean any Person which is now or hereafter obligated or indebted to Borrower on any Account Receivable.

1.5     “Accounts Receivable” or “Accounts” shall mean all amounts owed to the Borrower on account of sales, leases or rentals of goods or services rendered in the ordinary course of the Borrower’s trade or business; provided, however, that “Accounts Receivable” or “Accounts” shall not include lease or rent payments to Borrower from owner-operators of leased trucks owned by Borrower.

1.6     “Adjusted EBITDA” means for any period, for any referenced Person, determined in accordance with GAAP, EBITDA, excluding (a) unrecognized and recognized gains and losses from marketable securities activities and (b) Extra-Ordinary Items of expense and income.

1.7     “ALTA” means the American Land Title Association.

1.8      “Authorization” shall mean that certain Authorization Re: Verbal and Electronic Banking Instructions, executed by the Borrower dated of even date, as same may be amended from time to time.

1.9     “Assignment of Rents” shall mean that certain Assignment of Leases and Rents dated of even date herewith, executed by the Term Loan Borrower in favor of the Bank.

1.10     “Authorized Agent” shall be those persons designated as Authorized Agents under the Authorization.

1.11     “Bank Product Amount” means the Bank’s determination, in its reasonable discretion, as to the maximum dollar amount of the obligations arising under any Bank Products that may be included in a reserve under the Borrowing Base.

1.12     “Bank Product Reserve” means at any time, an amount equal to the sum of all Bank Product Amounts associated with all of the then-outstanding Bank Products. With respect to any particular Bank Product, the Bank Product Reserve shall equal the Bank Product Amount for such Bank Product or a lesser amount as may equal the actual obligation of the Borrower as determined by the Bank with respect to such Bank Product.

1.13     “Bank Products” means any of the following that the Bank provides to, or enters into with, the Borrower: (a) any deposit, lockbox, Cash Management Services, or other cash management arrangement; (b) any Interest Rate Management Agreement; (c) any credit cards, purchase cards and/or debit cards; and (d) any other product, service or agreement pursuant to which the Borrower may be indebted to the Bank.

1.14     “Base Rate” means the base commercial rate of interest established from time to time by the Bank.

1.15     “Borrowing Base” is the limitation on the aggregate Revolving Credit Loan indebtedness and extensions of credit which may be outstanding at any time during the term of this Agreement. The Borrowing Base is the sum of those items listed and described in Exhibit “1.15” hereto attached.

1.16     “Business Day” means a banking business day of the Bank.

1.17     “Capital Expenditure” means any expenditure for the acquisition of any asset, tangible or intangible, which under GAAP is deemed a capital asset, including, without limitation, real estate, buildings, fixtures, machinery, equipment, and furniture, and including the acquisition by a lease which under GAAP must be treated as a capital asset.

1.18     “Cash Management Services” means any services provided from time to time by the Bank to Borrower in connection with the operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

1.19     “Closing Date” means the date set out in the first paragraph of this Loan Agreement.

1.20     “Collateral” shall mean, with respect to the Revolving Credit Loan, any and all property real or personal, tangible or intangible, now or at any time hereafter pledged as security for the payment of the Revolving Credit Loan, and with respect to the Term Loan, any and all property real or personal, tangible or intangible, now or at any time hereafter pledged as security for the payment of the Term Loan.

1.21     “Default” shall mean the occurrence of any event, circumstance, or condition which constitutes, or would, with the giving of notice, lapse of time, or both, constitute an Event of Default.

1.22     “Dispatch Date” shall mean the date upon which an order is physically loaded upon a trailer with an appropriate power unit (tractor) attached thereto.

1.23     “EBITDA” means for any period, for any referenced Person, determined in accordance with GAAP, the sum of net income (or loss) before Taxes of such Person, plus the following, without duplication and to the extent deducted in computing net income: (a) Interest Expense; (b) depreciation; and (c) amortization of intangible assets and other non-cash charges.

1.24     “Environmental Due Diligence” shall mean environmental due diligence for the Real Property acceptable to Bank, which shall include a phase I environmental site assessment.

1.25     “Environmental Laws” means any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law, and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Substances, or the environment (including, but not limited to, ground or air or water or noise pollution or contamination, and underground or above ground tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

1.26     “Event of Default” has the meaning assigned to that phrase in Article Eight.

1.27     "Extra-Ordinary Items" shall mean events and transactions that are distinguished by (1) their Unusual Nature, and (2) the Infrequency of Occurrence. Each of the following is deemed to be an Extra-Ordinary Item:

(a)      2016 Lawsuit Accrual Adjustment. For the period beginning October 1, 2019 and ending September 30, 2020, an amount equal to the sum of the 2016 Class-Action Accrual plus the amount associated with the accrual during the testing period. This Extra-Ordinary Item adjustment is limited to Sixteen Million Eight Hundred and One Thousand Two Hundred and Eighty Two Dollars ($16,801,282.00).

(b)     2019 Lawsuit Accrual Adjustment. For the period beginning October 1, 2019 and ending September 30, 2020, an amount equal to the sum of the 2019 Class-Action Accrual plus the amount associated with the accrual during the testing period. The Extra-Ordinary Item adjustment is limited to Three Million One Hundred Thousand Dollars ($3,000,000.00).

1.28     “GAAP” shall mean generally accepted accounting principles applied on a consistent basis, maintained throughout the period involved.

1.29     “Government Contract” means a contract for the provision of services to the United States.

1.30     “Guaranty” shall mean the Fifth Amended and Restated Guaranty Agreement described in Section 4.1(e) hereof.

1.31     “Hazardous Substances” means any substance, whether solid, liquid or gaseous: which is listed, defined or regulated as a “hazardous substance”, “hazardous waste” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Laws; or which is or contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel or other petroleum hydrocarbons; or which causes or poses a threat to cause a contamination or nuisance on the Real Property or any adjacent property or a hazard to the environment or to the health or safety of persons on the Real Property.

1.32     “Indemnity Agreement” shall mean the Environmental Indemnity Agreement of even date herewith, signed by Borrower and Term Loan Borrower in favor of Bank, as same may be amended or modified.

1.33     “Infrequency of Occurrence” shall mean the underlying event or transaction should be of a type that would not reasonably be expected to recur in the foreseeable future, taking into account the environment in which the entity operates.

1.34     “Interest Expense” shall mean, for any period, the interest expense of a Person for such period (including all imputed interest on capital leases).

1.35     “Interest Rate Management Agreements” shall mean any interest rate management contracts with the Bank on behalf of the Borrower or Term Loan Borrower, now existing or hereafter entered into, which shall include, but are not limited to, interest rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options or any other similar transaction (including any option with respect to any of these transactions), as any of the foregoing may be amended or modified.

1.36     “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, and including, but not limited to reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Borrower and/or Term Loan Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, lease, financing lease or other arrangement pursuant to which title to the Property has been retained by or is vested in some other Person.

1.37      “Loan Agreement” means this Second Amended and Restated Loan Agreement among the Borrower, the Term Loan Borrower/Guarantor and the Bank, as the same may be amended, modified, or restated from time to time.

1.38     “Loan Documents” means this Loan Agreement, the Notes, the Security Documents, the Guaranty, the Authorization, the Indemnity Agreement, and any other document executed in connection with the Loans, as same may be amended, modified, or restated.

1.39     “Loans” means collectively, the Revolving Credit Loan and the Term Loan.

1.40     “Maximum Rate” means the maximum effective variable contract rate of interest which the Bank may lawfully charge under applicable statutes and laws from time to time in effect.

1.41     “Mortgage” shall mean that Texas Deed of Trust with Security Agreement and Assignment of Rents and Leases dated of even date herewith, executed by the Term Loan Borrower in favor of the Bank, pertaining to the Real Property, as same may be amended, modified or restated from time to time.

1.42     “Notes” means collectively, the Revolving Credit Note and the Term Note; and any other note or notes executed at any time to evidence the Loans in whole or in part, and any amendments, modifications, renewals, or extensions thereof, in whole or in part.

1.43     “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

1.44     “PATRIOT ACT” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

1.45     “Permitted Encumbrances” shall mean and include:

(a)	liens for taxes, assessments or similar governmental charges not in default or being contested in good faith by appropriate proceedings;

(b)

workmen’s, vendors’, mechanics’ and materialmen’s liens and other liens imposed by law incurred in the ordinary course of business, and easements and encumbrances which are not substantial in character or amount and do not materially detract from the value or interfere with the intended use of the properties subject thereto and affected thereby;

(c)

liens in respect of pledges or deposits under social security laws, workmen’s compensation laws, unemployment insurance or similar legislation and in respect of pledges or deposits to secure bids, tenders, contracts (other than contracts for the payment of money), leases or statutory obligations;

(d)	any liens and security interests specifically listed and described in Exhibit “1.45” hereto attached; and

(e)

such other liens and encumbrances which secure indebtedness and obligations permitted to be created pursuant to the provisions hereof or the Security Documents, provided that such liens and encumbrances do not constitute liens upon, security interests in, or encumbrances upon any collateral now or at any time hereafter pledged to secure the Loan.

1.46     “Person” means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof, joint stock company, or non-incorporated organization, or any other entity of any kind whatsoever.

1.47     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

1.48     “Reimbursement Agreement” means a letter of credit application and agreement entered into between the Bank and the Borrower, pursuant to which the Bank has issued or will issue one or more letters of credit for the benefit of a creditor of the Borrower, such Reimbursement Agreement to contain such terms and conditions as the Bank may require.

1.49     “Real Property” means the real property and all improvements thereon as described on Exhibit “1.49” attached hereto.

1.50     “Related Person” shall mean any Person (a) which now or hereafter directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Borrower or Term Loan Borrower, or (b) which now or hereafter beneficially owns or holds twenty percent (20%) or more of the capital stock of Borrower or Term Loan Borrower, or (c) twenty percent (20%) or more of the capital stock of which is beneficially owned or held by Borrower or Term Loan Borrower. For the purposes hereof, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise.

1.51     “Revolving Credit Loan” means the aggregate of (a) unpaid revolving credit loan advances from time to time outstanding pursuant to the provisions of this Loan Agreement, and (b) the amount of any outstanding letters of credit issued by Bank for the account of Borrower. Unless the context shall otherwise require, the terms “extensions of credit” and “indebtedness,” when used in connection with the Revolving Credit Loan, shall also include any outstanding letters of credit issued by Bank for the account of the Borrower, and drafts accepted pursuant thereto, as well as revolving credit loan advances disbursed to the Borrower.

1.52     “Revolving Credit Loan Committed Amount” shall have the meaning set forth in the Recitals of Fact.

1.53     “Revolving Credit Loan Termination Date” shall mean July 1, 2022, unless such date is extended pursuant to the provisions of Section 10.12 hereof, in which event such extended date shall be the Termination Date.

1.54     “Revolving Credit Note” means the note given to evidence the Revolving Credit Loan, said note being the Fifth Amended and Restated Consolidated Revolving Credit Note, dated January 25, 2019, and being in the principal sum of Sixty Million Dollars ($60,000,000.00), as said note may be modified, renewed, amended, restated or extended, in whole or in part, from time to time; and any other note or notes executed at any time hereafter to evidence the Revolving Credit Loan.

1.55      “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

1.56     “Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

1.57      “Security Agreement” shall mean the Amended and Restated Security Agreement described in Section 4.1(c) hereof.

1.58     “Security Documents” shall mean the Security Agreement, the Assignment of Rents, the Mortgage, and any other Loan Documents which secure the Loans.

1.59     “Senior Funded Debt” means, with respect to any Person, without duplication, all indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Loan and, without duplication, guaranteed indebtedness consisting of guaranties of Funded Debt of other Persons; provided, however, that Senior Funded Debt shall not include any indebtedness that would otherwise constitute Senior Funded Debt hereunder if such indebtedness is subject to a subordination agreement or similar instrument in favor of Bank acceptable to Bank in its discretion.

1.60     “Survey” means a current ALTA survey of the Real Property, prepared by a licensed surveyor satisfactory to the Bank, which survey shall be certified to Bank and the Title Insurance Company.

1.61     “Taxes” shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings imposed by any governmental authority, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

1.62     “Term Loan” means the Seventeen Million Six Hundred Forty-Thousand Dollar ($17,640,000.00) term loan from the Bank to the Borrower and Term Loan Borrower as described in Section 2.4 hereof.

1.63     “Term Note” means the term note of the Borrower and Term Loan Borrower dated of even date herewith in the principal amount of Seventeen Million Six Hundred Forty-Thousand Dollars ($17,640,000.00), executed by the Borrower and Term Loan Borrower to the order of the Bank, which evidences the Term Loan, as such note may be modified, renewed, restated, or extended in whole or in part from time to time and any other note or notes executed at any time hereafter to evidence the Term Loan.

1.64     “Term Loan Termination Date” means the 1st day of September, 2030 or such earlier date as set forth in Section 3.1(b) hereof.

1.65     “Title Insurance Commitment” shall mean a Texas standard form mortgagee’s title insurance commitment with respect to the Real Property to be issued by the Title Insurance Company in such form as is acceptable to Bank.

1.66     “Title Insurance Company” shall mean Chicago Title Insurance Company.

1.67     “Title Insurance Policy” shall mean a Texas standard form mortgagee’s title insurance policy to be issued by the Title Insurance Company in the amount of the Term Note showing fee simple title to the Real Property vested in Term Loan Borrower and insuring the deed of trust as a first lien on the Real Property, subject only to exceptions permitted by Bank, and otherwise in form and substance acceptable to Bank.

1.68     “Unbilled Revenues” shall mean the payments owed or to be owed by a customer or Account Debtor of the Borrower with respect to any load which has been properly dispatched, but which has not been delivered or the charge for such delivery has not been invoiced.

1.69     “United States” means the government of the United States of America or any department, agency, division or instrumentality thereof.

1.70     “Unusual Nature” means the underlying event or transaction possesses a high degree of abnormality and be of a type clearly unrelated to, or only incidentally related to, the ordinary and typical activities of the entity, taking into account the environment in which the entity operates.

ARTICLE Two:	COMMITMENT AND FUNDING

2.1     The Revolving Credit Loan Commitment. Subject to the terms and conditions herein set out, the Bank agrees and commits, from time to time, until the Revolving Credit Loan Termination Date, to make loan advances to the Borrower and to issue commercial and standby letters of credit, all in an aggregate principal amount not to exceed, at any one time outstanding, the lesser of (a) Sixty Million Dollars ($60,000,000.00); or (b) the Borrower’s Borrowing Base, as defined in Article One.

2.2     Funding the Revolving Credit Loan: Extending Credit. Each Revolving Credit Loan advance hereunder shall be made by depositing the same to the checking account of the Borrower in Bank, or in such other manner as the Borrower and Bank may, from time to time, agree. Extensions of credit upon the Revolving Credit Loan may also be made by Bank’s issuance of a letter of credit in accordance with a Reimbursement Agreement between the Bank and the Borrower. Any payments made by Bank with respect to a letter of credit issued for the benefit of the Borrower shall be added to the unpaid principal balance of the Revolving Credit Note, unless the Borrower, concurrently with or prior to the payment of such letter of credit, pays to the Bank the amount of such letter of credit.

In addition, if any lockbox and lockbox account is established by the Borrower with the Bank, all proceeds from the lockbox account shall be automatically and daily applied by the Bank to the payment of the Revolving Credit Loan. In addition, if any deposit account is maintained by the Borrower with the Bank, amounts in such deposit account may be automatically and daily applied by the Bank to the payment of the Revolving Credit Loan. Borrower hereby irrevocably authorizes Bank to charge any deposit account of the Borrower with the Bank for the purpose of paying any principal or interest on the Loans, for purposes of paying any reimbursement obligations under Reimbursement Agreement in connection with letters of credit and any related credit support for letters of credit, fees, premiums and other sums payable hereunder, including reimbursing expenses pursuant to this Agreement and agrees that all such amounts charged shall constitute loan advances and that all such loan advances so made shall be deemed to have been requested by Borrower pursuant to Section 2.2 hereof.

2.3     The Revolving Credit Note and Interest.

(a)     All advances with respect to the Revolving Credit Loan shall be evidenced by the Revolving Credit Note of the Borrower, payable to the order of the Bank in the principal amount of Sixty Million Dollars ($60,000,000.00) in form substantially the same as the copy of the Revolving Credit Note attached hereto as Exhibit “2.3”. The entire principal amount of the Revolving Credit Loan shall be due and payable (if not sooner declared to be due and payable by reason of Borrower’s default) on the Revolving Credit Loan Termination Date.

(b)     In the event that the Bank should at any time agree to increase the Revolving Credit Loan Committed Amount, the Borrower will either execute a new note for the amount of such increase, or a new note for the aggregate increased Revolving Credit Loan Committed Amount; and in either event, the term “Revolving Credit Note”, as used herein, shall be deemed to mean and include such new note, as the circumstances shall require.

2.4     The Term Loan Commitment. Subject to the terms and conditions herein set out, on the Closing Date, the Bank agrees and commits to make a term loan to Borrower and Term Loan Borrower, jointly and severally, in the amount of Seventeen Million Six Hundred Forty Thousand Dollars ($17,640,000.00).

2.5     Funding the Term Loan. The Term Loan shall be advanced to the Borrower and Term Loan Borrower on the Closing Date by depositing the same to the checking account of the Borrower in Bank, or in such other manner as the Borrower, Term Loan Borrower and Bank may agree.

2.6     The Term Note. The Term Loan shall be evidenced by the Term Note of the Borrower and Term Loan Borrower, payable to the order of the Bank in the principal amount of Seventeen Million Six Hundred Forty Thousand Dollars ($17,640,000.00), in form substantially the same as the copy of the Term Note attached hereto as Exhibit “2.6.” The Term Loan shall bear interest from the Closing Date to the Term Loan Termination Date at the fixed rate of interest described in the Term Note. The principal amount of the Term Loan and interest thereon shall be payable as set forth in the Term Note.

2.7     Other Fees. As a condition to obtaining any letter of credit requested by the Borrower, the Borrower will pay to the Bank, promptly upon receipt of each invoice therefor, a letter of credit fee equal to one percent (1%) per annum of the face amount thereof, plus such other reasonable fees and charges as are normally imposed by the Bank with respect to similar letter of credit transactions with its other customers.

2.8     Prepayments.

(a) Subject to the satisfaction of all of the terms and conditions contained herein, between the date hereof and the last Business Day immediately preceding the Revolving Credit Loan Termination Date, the Borrower shall be permitted from time to time to make repayments and, in accordance with the terms and provisions hereof, to obtain further extensions of credit on the Revolving Credit Loan in accordance with its usual and credit needs; it being understood and agreed that the entire unpaid principal balance of the Revolving Credit Loan, together with all interest accrued thereon, shall be due and payable (if not sooner declared to be due and payable after an Event of Default) on the Revolving Credit Loan Termination Date.

(b) Borrower and Term Loan Borrower shall be permitted from time to time to make repayments in accordance with the terms and provisions hereof; provided, however, that Borrower and Term Loan Borrower shall be permitted to prepay the Term Loan in whole or in part, only upon thirty (30) days' advance written notice to Bank, and, if any prepayment occurs prior to the first anniversary of the Closing Date, Borrower pays a prepayment premium equal to three percent (3%) of the amount prepaid, if any prepayment occurs thereafter but before the second anniversary of the Closing Date, Borrower pays a prepayment premium equal to two percent (2%) of the amount prepaid, if any prepayment occurs thereafter but before the third anniversary of the Closing Date, Borrower pays a prepayment premium equal to one percent (1%) of the amount prepaid, and thereafter, Borrower shall not pay a prepayment penalty.

2.9     Unused Line Fee. If in any month during the term of the Revolving Credit Loan, the average outstanding principal balance of the Revolving Credit Loan (which for purposes hereof includes both Revolving Credit Loan advances and the amount of any outstanding letters of credit issued by the Bank for the account of Borrower) is less than 30% of the Revolving Credit Loan Committed Amount, Borrower shall pay to Bank an unused line fee (the “Unused Line Fee”) for said month calculated at a rate equal to 0.25% per annum multiplied by the amount by which the Revolving Credit Loan Committed Amount exceeds the average daily outstanding principal balance of the Revolving Credit Loan during the month (or part thereof). Borrower is to pay to Bank such Unused Line Fee monthly for any month in which the foregoing criteria apply while this Agreement is in effect and for so long thereafter as any of the Revolving Credit Loan is outstanding, which fee shall be payable in arrears on the first (1st) day of the 2nd month following the fee period.

ARTICLE Three:	REQUIRED PAYMENTS, PLACE OF PAYMENT, ETC.

3.1     Required Repayments.

(a)     In the event that the outstanding principal balance of the Revolving Credit Loan shall at any time exceed the Borrower’s Borrowing Base, the Borrower will immediately upon discovery of the existence of such excess, make a principal payment which will reduce the outstanding principal balance of the Revolving Credit Loan to an amount which does not exceed the Borrowing Base.

(b)     In addition to the payments otherwise required by the Term Note, if at any time the Revolving Credit Loan Termination Date occurs and the Borrower and the Bank have not extended the Revolving Credit Loan Termination Date to a subsequent date, notwithstanding anything else in this Agreement or the Term Note to the contrary, the Term Loan and all amounts outstanding thereunder shall become immediately due and payable in full, without prepayment premium, on the then-applicable Revolving Credit Loan Termination Date.

3.2     Place of Payments. All payments of principal and interest on the Loans and all payments of fees required hereunder shall be made to the Bank, at its address listed at the beginning of this Agreement (Attention: Business Credit), in immediately available funds.

3.3     Payment on Nonbusiness Days. Whenever any payment of principal, interest or fees to be made on the indebtedness evidenced by the Notes shall fall due on a Saturday, Sunday or public holiday under the laws of the State of Tennessee, such payment shall be made on the next succeeding Business Day.

ARTICLE Four:	CONDITIONS OF LENDING

4.1     Conditions Precedent to Closing and Funding Initial Advance. The obligation of the Bank to fund the Term Loan and the initial Revolving Credit Loan advance hereunder is subject to the condition precedent that the Bank shall have received, on or before the Closing Date, all of the following in form and substance satisfactory to the Bank:

(a)	This Loan Agreement.

(b)	The Revolving Credit Note from the Borrower payable to the order of the Bank in the principal amount of Sixty Million Dollars ($60,000,000.00).

(c)

The Amended and Restated Security Agreement of the Borrower dated March 28, 2016, as the same has been and may further be amended, pledging all of its Accounts Receivable and other collateral (as described in said Security Agreement), as collateral security for the Revolving Credit Loan.

(d)

Such Uniform Commercial Code Financing Statements as the Bank may require in order to give record notice of its security interest in the items listed as collateral in the Security Agreement, accompanied by Borrower’s funds in an amount sufficient to pay all recording fees and taxes for the recording of such Financing Statements.

(e)	The Fifth Amended and Restated Guaranty Agreement of the Guarantor, on the Bank’s standard form, to be in the amount of the Loans.

(f)	The Term Note from the Borrower and Term Loan Borrower payable to the order of the Bank in the principal amount of Seventeen Million Six Hundred Forty Thousand Dollars ($17,640,000.00).

(g)

Certified corporate resolutions of Borrower and Guarantor (as Guarantor and Term Loan Borrower), and certificate(s) of good standing for Borrower and Guarantor from their respective states of incorporation and such other states as Bank shall require, together with a copy of the charter and bylaws of the Borrower and Guarantor.

(h)	UCC lien searches from such recording offices as Bank shall specify, evidencing the priority of the Bank’s lien(s) under the Security Agreement over any other liens or encumbrances.

(i)

If required by Bank, the opinion of Borrower’s and Term Loan Borrower’s/Guarantor’s counsel that the transactions herein contemplated have been duly authorized by all requisite corporate authority, that this Loan Agreement and the other instruments and documents herein referred to have been duly authorized, validly executed and are in full force and effect, and pertaining to such other matters as the Bank may require.

(j)	A certificate from an insurance broker, satisfactory to Bank setting forth the information concerning insurance which is required by Section 6.3 of this Loan Agreement.

(k)	Appropriate assignments of any Government Contracts identified in Exhibit ”4.1.”

(l)	The Authorization.

(m)	The Mortgage.

(n)	The Assignment of Rents.

(o)	The Indemnity Agreement.

(p)

A Title Insurance Commitment from the Title Company, in a form acceptable to Bank, with such endorsements as may be required by Bank. Borrower and Term Loan Borrower shall pay for the cost of the Title Insurance Policy. Such Title Insurance Policy, or a marked commitment, binder, or other evidence of title acceptable to Bank, must be delivered to Bank at closing.

(q)	The Survey.

(r)	A narrative appraisal of the Real Property, which is satisfactory to Bank in amount, form and substance. Borrower and Term Loan Borrower shall pay for the cost of the appraisal.

(s)

Such Environmental Due Diligence for the Real Property as Bank may require, to be in form and content acceptable to Bank. All reports shall be addressed to Bank. Borrower and Term Loan Borrower shall pay for the cost of the Environmental Due Diligence.

(t)

Evidence satisfactory to Bank that the improvements on the Real Property are in compliance with all applicable laws and all rules and regulations promulgated thereunder, and any restrictions of record affecting the Real Property, including without limitation those dealing with building requirements, subdivision, zoning, environmental impact, setbacks, wetlands, and safety and pollution control, as applicable.

(u)

Executed copies of all leases related to the Real Property. If required by Bank, each such lease shall be accompanied by an executed subordination, estoppel, and attornment agreement, in a form acceptable to Bank.

(v)	The Borrower and the Term Loan Borrower/Guarantor shall have provided to the Bank the documentation and other information requested by the Bank in order to comply with requirements of the PATRIOT Act.

(w)	Such other information and documentation as Bank, in the exercise of its reasonable discretion, shall deem to be necessary or desirable in connection with the funding of the Loans.

4.2     Conditions Precedent to All Credit Extensions. The obligation of the Bank to extend credit or make Revolving Credit Loan advances pursuant hereto (including the initial advance at the Closing Date) shall be subject to the following additional conditions precedent:

(a)     The Borrower and Term Loan Borrower shall have furnished to the Bank each of the items referred to in Section 4.1 hereof, all of which shall remain in full force and effect as of the date of such requested credit extension or Revolving Credit Loan advance (notwithstanding that the Bank may not have required any such item to be furnished prior to the Closing Date).

(b)     Neither the Borrower nor the Term Loan Borrower shall be in default of any of the terms and provisions hereof or of any instrument or document now or at any time hereafter evidencing or securing all or any part of the Loans. Each of the warranties and representations of the Borrower and Term Loan Borrower, as set out in Article Five hereof shall remain true and correct in all material respects as of the date of such Revolving Credit Loan advance.

(c)     On the Closing Date and thereafter as frequently as required by Section 6.6(a) hereof, Borrower shall furnish a Borrowing Base Certificate executed by a duly authorized officer of Borrower in the form of Exhibit “6.6(a)” hereto attached.

(d)     At such time as the Borrower shall desire to obtain the issuance of a letter of credit pursuant to the provisions of Section 2.1 hereof, Borrower shall enter into a satisfactory Reimbursement Agreement with the Bank, containing such terms and provisions as the Bank shall require, shall pay the letter of credit fee specified in Section 2.7 hereof, and shall pay all other reasonable charges required by the Bank in connection with the issuance of such letter of credit.

ARTICLE Five:	REPRESENTATIONS AND WARRANTIES

Borrower and Term Loan Borrower each represent and warrant that:

5.1     Incorporation.

(a)     Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas; it has the power and authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary.

(b)     Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; it has the power and authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary.

5.2     Power and Authority.

(a)     The execution, delivery and performance of the Loan Documents, executed pursuant thereto by the Borrower and Term Loan Borrower, have been duly authorized by all requisite action and will not violate any provision of law, any order of any court or other agency of government, the organizational documents of the Borrower or Term Loan Borrower, any provision of any indenture, agreement or other instrument to which Borrower and/or Term Loan Borrower is a party, or by which Borrower’s and/or Term Loan Borrower’s properties or assets are bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower or Term Loan Borrower, except for liens and other encumbrances provided for and securing the indebtedness covered by this Loan Agreement.

(b)     The execution, delivery and performance of this Loan Agreement and the Guaranty, executed pursuant thereto by the Guarantor, have been duly authorized by all requisite action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of the Guarantor, any provision of any indenture, agreement or other instrument to which Guarantor is a party, or by which Guarantor’s properties or assets are bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Guarantor, except for liens and other encumbrances provided for and securing the indebtedness covered by this Loan Agreement.

5.3     Financial Condition.

(a)     (i) The balance sheet of Guarantor for the fiscal year ended as of December 31, 2019, and the related statement of income, retained earnings and changes in financial conditions for the year then ended, which has been audited and certified by Guarantor’s independent Certified Public Accountant, and (ii) together with any explanatory notes therein referred to and attached thereto, are correct and complete in all material respects and fairly present the financial condition of Guarantor as at the respective dates of said balance sheet and the results of its operations for said period. All such financial statements have been prepared in accordance with GAAP.

(b)     There has been no material adverse change in the business, properties or condition, financial or otherwise, of Guarantor since the 30th day of June, 2020.

5.4     Title to Assets. Each of Borrower and Guarantor has good and marketable title to all its properties and assets reflected on the balance sheet referred to in Section 5.3 hereof, except for such assets as have been disposed of since said date as no longer used or useful in the conduct of business, (ii) Accounts Receivable collected and properly accounted for, and (iii) items which have been amortized in accordance with GAAP, and all such properties and assets are free and clear of mortgages, pledges, liens, charges and other encumbrances, except for Permitted Encumbrances or as otherwise expressly permitted by the provisions hereof.

5.5     Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or, to the knowledge of the Borrower or Guarantor threatened against or affecting Borrower or Guarantor, or any properties or rights of Borrower or Guarantor, which, if adversely determined, would materially and adversely affect the financial or any other condition of Borrower or Guarantor.

5.6     Taxes. Borrower and Guarantor have each filed or caused to be filed all federal, state or local tax returns which are required to be filed, and has paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due, except as otherwise permitted by the provisions hereof.

5.7     Contracts or Restrictions Affecting Borrower or Guarantor. Except as set forth on Schedule 5.7 attached hereto, neither Borrower nor Guarantor is a party to any agreement or instrument or subject to any charter or other corporate restrictions adversely affecting its business, properties or assets, operations or condition (financial or otherwise).

5.8     No Default. Neither Borrower nor Guarantor is in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, which does or will in the foreseeable future materially and adversely affect the business or operations of Borrower or Guarantor.

5.9     Patents and Trademarks. Borrower and Guarantor each possesses all necessary patents, trademarks, trade names, copyrights, and licenses necessary to the conduct of their respective businesses.

5.10     ERISA. Borrower and Guarantor are both in compliance with all applicable provisions of the Employees Retirement Income Security Act of 1974 (“ERISA”) and all other laws, state or federal, applicable to any employees’ retirement plan maintained or established by them respectively.

5.11     Zoning/Land Use. The Real Property is zoned to permit the ownership and operation of Borrower’s and Term Loan Borrower’s businesses.

5.12     Government Contracts. The Government Contracts listed in Exhibit “4.1” constitute all of the Government Contracts to which the Borrower is now a party.

5.13     Compliance. To the knowledge of Borrower and Term Loan Borrower, Borrower and Term Loan Borrower are each in compliance in all material respects with all applicable laws and regulations, federal, state and local, material to the conduct of its business and operations. To the knowledge of Borrower and Term Loan Borrower, Borrower and Term Loan Borrower each possess all the franchises, permits, licenses, certificates of compliance and approval and grants of authority materially necessary or required in the conduct of their businesses and, to the knowledge of Borrower and Term Loan Borrower, the same are valid, binding, enforceable and subsisting without any material defaults thereunder or materially enforceable adverse limitations thereon and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof; and no approvals, waivers or consents, governmental (federal, state or local) or non-governmental, under the terms of contract or otherwise, are required by reason of or in connection with Borrower’s and/or Term Loan Borrower’s execution and performance of the Loan Documents.

5.14     OFAC. Neither the Borrower, Term Loan Borrower, nor any Subsidiary (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (b) is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the PATRIOT Act or (c) is a Sanctioned Person. No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

5.15     Hazardous Substances. To the knowledge of Borrower and Term Loan Borrower, and except with respect to the storage, use, or disposal of standard quantities of Hazardous Substances in the ordinary course of their or their respective tenants’ use of the Real Property for the construction or operation of a trucking terminal, repair shop, warehouse, or similar use and then in compliance with all applicable Environmental Laws, no Hazardous Substances are located on or have been stored, processed or disposed of on or released or discharged (including ground water contamination) from the Real Property, and no underground storage tanks exist on the Real Property. No private or governmental lien or judicial or administrative notice or action related to Hazardous Substances or other environmental matters has been filed against the Real Property or otherwise issued to or received by Borrower or Term Loan Borrower with respect to the Real Property.

ARTICLE Six:	AFFIRMATIVE COVENANTS OF BORROWER AND TERM LOAN BORROWER

Borrower and Term Loan Borrower each covenant and agree that from the date hereof and until payment in full of the principal of and interest on the Loans, unless the Bank shall otherwise consent in writing, such consent to be at the discretion of the Bank, Borrower and Term Loan Borrower will:

6.1     Business and Existence. Perform all things necessary to preserve and keep in full force and effect its existence, rights and franchises, comply with all laws applicable to it and continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar years (subject to compliance with any so-called “Stay At Home” orders issued by any applicable governmental official or authority).

6.2     Maintain Property. Maintain, preserve, and protect all franchises, and trade names and preserve all the remainder of its properties used or useful in the conduct of its business substantially as conducted and operated during the present and preceding fiscal year; preserve all the remainder of its properties used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times.

6.3     Insurance.

(a)     At all times maintain in some company or companies approved by Bank:

(i)      comprehensive public liability insurance covering claims for bodily injury, death, and property damage, with minimum limits satisfactory to the Bank, but in any event not less than those amounts customarily maintained by companies in the same or substantially similar businesses;

(ii)     hazard insurance insuring Borrower's and Term Loan Borrower’s property and assets against loss by fire (with extended coverage) and against such other hazards and perils (including, but not limited to, loss by windstorm, hail, explosion, riot, aircraft, smoke, vandalism, malicious mischief and vehicle damage) as Bank, in its sole discretion, shall from time to time require, all such insurance to be issued in such form, with such deductible provision, and for such amount as shall be satisfactory to Bank, with loss payable clause in favor of Bank as to any such insurance maintained with respect to any of the Collateral. The Bank is hereby authorized and empowered, at its option, to adjust or compromise any loss under any such insurance policies maintained with respect to any of the Collateral and to collect and receive the proceeds from any such policy or policies; and

(iii)     such other insurance as the Bank may, from time to time, reasonably require by notice in writing to the Borrower and/or Term Loan Borrower.

(b)     All required insurance policies shall provide for not less than thirty (30) days’ prior written notice to the Bank of any cancellation, amendment, termination, or lapse. Each such policy shall, in addition, provide that there shall be no recourse against the Bank for payment of premiums or other amounts with respect thereto. The Borrower and Term Loan Borrower, as applicable, will deliver to Bank original or duplicate policies of such insurance, or satisfactory certificates of insurance, and, as often as Bank may reasonably request, a report of a reputable insurance broker with respect to such insurance.

6.4     Obligations. Taxes and Liens. Pay all of its indebtedness and obligations promptly in accordance with normal terms and practices of its business and pay and discharge or cause to be paid and discharged promptly all taxes, assessments, and governmental charges or levies imposed upon it or upon any of its income, profits, or properties, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies which otherwise, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Borrower and Term Loan Borrower shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, trade payable, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings reasonably satisfactory to Bank, and Bank shall be furnished, if Bank shall so reasonably request, bond or other security protecting it against loss in the event that such contest should be adversely determined.

6.5     Financial Reports and Other Data. Furnish (or cause the Guarantor to furnish) to the Bank as soon as available, and in any event within ninety (90) days after the end of each fiscal year of Guarantor, consolidated and consolidating balance sheets and statements of income and surplus of Guarantor which have been audited and certified by an independent Certified Public Accountant acceptable to the Bank, showing the financial condition of Guarantor and at the close of such year and the results of operations during such year; and, within forty-five (45) days after the end of each quarter, financial statements similar to those mentioned above, on a consolidated and consolidating basis, not audited but certified by the Treasurer or other appropriate financial officer (“Certifying Officer”) of Guarantor, such balance sheets to be as of the end of each such quarter, and such statements of income and surplus to be for the period from the beginning of the fiscal year to the end of such quarter, in each case subject only to audit and year-end adjustment. The certificate of the Certifying Officer shall state that the attached financial statement, together with any explanatory notes therein referred to and attached thereto, is correct and complete and fairly presents the financial condition of the Guarantor as of the date of the financial statement, and the results of its operations for the period ending on the date reflected in said financial statement; and that, with respect to year-end statements, such financial statements have been prepared in accordance with GAAP and with respect to quarterly statements, such financial statements are in compliance with applicable United States Securities and Exchange Commission regulations. Notwithstanding the foregoing, for so long as Guarantor is a publicly-traded company and such financial statements and information or the equivalent thereof are readily available to Bank for no charge via a publicly-accessible website, the timely posting by Guarantor of such financial statements and information shall satisfy the requirements of this Section 6.5.

6.6     Borrowing Base Certificates and Unbilled Revenues Report.

(a)     Furnish to Bank monthly (or at such other frequency as Bank may require) a Borrowing Base Certificate substantially in the form of Exhibit “6.6(a)” attached hereto, together with an aging report as to Unbilled Revenues, segregating same into categories, according to whether they are zero (0) to fourteen (14) days old, fifteen (15) to thirty (30) days old, or thirty-one (31) or more days old; and

(b)     On or before the fifteenth (15th) day of each calendar month, furnish to Bank an Accounts Receivable aging report which shall report Borrower’s total Accounts Receivable as of the close of business for the previous month and shall segregate such Accounts Receivable into categories, according to whether such Accounts Receivable remain unpaid for more than thirty (30) days, or for more than sixty (60) days, or for more than ninety (90) days from the date of invoice.

6.7     Notice of Default. At the time of Borrower’s and/or Term Loan Borrower’s first knowledge or notice, furnish the Bank with written notice of the occurrence of any event or the existence of any event, circumstance, or condition which constitutes or upon notice, lapse of time, or both, would constitute an Event of Default under the terms of this Loan Agreement.

6.8     Additional Information. Furnish (and cause Guarantor to furnish) such other information regarding the operations, business affairs and financial condition of the Borrower and Guarantor as Bank may reasonably request, including, but not limited, to accounts payable aging reports, written confirmation of requests for loan advances and other extensions of credit, true and exact copies of its books of account and tax returns, and all information furnished to shareholders, or any governmental authority, including the results of any stock valuation performed, and permit the copying of the same.

6.9     Right of Inspection. Permit (and cause Guarantor to permit) any person designated by a Bank, at such Bank’s expense, to visit and inspect any of the properties, corporate books and financial reports of the Borrower and/or Guarantor and to discuss the affairs, finances and accounts with the principal officers of each such entity, at all such reasonable times and as often as a Bank may reasonably request.

6.10     Future Government Contracts. Execute appropriate instruments of assignment in favor of Bank of any Government Contracts at any time hereafter entered into by Borrower.

6.11     Books and Records. Borrower and Term Loan Borrower shall maintain proper books of record and account in conformity with GAAP, including, without limitation, books and records regarding the Collateral, in which true, correct and complete entries shall be made.

6.12     Litigation. Borrower and Term Loan Borrower will promptly notify Bank of any litigation action instituted or, to Borrower’s knowledge, threatened against Borrower or Term Loan Borrower/Guarantor, that could have a material adverse effect on the Borrower or Term Loan Borrower/Guarantor.

6.13     Compliance with Law.

(a)     All Accounts Receivable shall comply in all material respects with all applicable federal, state and local laws, rules, regulations, proclamations, statues, orders and interpretations at the time when the Bank obtains any interest therein pursuant to the Security Agreement.

(b)     Borrower and Term Loan Borrower shall comply in all material respects with all local, state and federal laws and regulations applicable to its business, including, without limitation, all laws and regulations of local authorities, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority held by the Borrower and Term Loan Borrower; and notify Bank immediately (and in detail) of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any such franchises or licenses, grants of authority the result of which would constitute a materially adverse effect on the Borrower or Term Loan Borrower, or the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any such franchises or grants of authority.

6.14     Lockbox and Lockbox Account. Borrower shall maintain a lockbox (the “Lockbox”) and lockbox account (the “Lockbox Account”) with the Bank and shall cause all Account Debtors to send all payments on Accounts Receivable to the Lockbox. Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Bank, receive, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Account Receivable or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Lockbox Account, or remit the same or cause the same to be remitted, in kind, to Bank.

6.15     Environmental Laws. Maintain at all times Borrower's and Term Loan Borrower’s Real Property in compliance with all Environmental Laws, and immediately notify the Bank of any notice, action, lien or other similar action alleging either the location of any Hazardous Substances or the violation of any Environmental Laws with respect to any of Borrower's property or operations.

6.16     Indemnification. Indemnify the Bank, and hold it harmless of and from any and all loss, cost, damage or expense, of every kind and nature, including reasonable attorneys' fees, which the Bank could or might incur by reason of any violation of any Environmental Laws by Borrower or Term Loan Borrower or by any predecessors or successors to title to the Real Property of the Borrower or Term Loan Borrower.

ARTICLE Seven:	NEGATIVE COVENANTS OF BORROWER AND TERM LOAN bORROWER

Borrower and Term Loan Borrower each covenant and agree that at all times from and after the Closing Date, unless the Bank shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed, or conditioned, each will not, either directly or indirectly:

7.1     Indebtedness. Incur, create, assume or permit to exist or permit the Guarantor to create) any indebtedness or liability for borrowed money, or on account of deposit, advance or progress payments under contracts, or any other indebtedness or liability, including, but not limited to, indebtedness evidenced by notes, bonds, debentures or similar obligations, except:

(a)	indebtedness to the Bank arising under this Loan Agreement and evidenced by the Notes;

(b)

other indebtedness and obligations, the creating or incurring of which by either the Borrower or the Guarantor will not directly or indirectly cause or result in a violation of any of the covenants or agreements of Borrower or Guarantor as set forth herein; and

(c)

purchase money indebtedness incurred after the Closing Date, provided that Borrower and Term Loan Borrower remain in compliance with all financial covenants hereunder after undertaking such indebtedness (collectively, “Purchase Money Debt”).

7.2     Mortgages. Liens. Etc. Create, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, except for:

(a)	liens securing payment of the Loans;

(b)	liens securing indebtedness permitted under Section 7.1(b) above, provided that they do not encumber any of the Collateral now or at any time hereafter pledged to secure the Loans; and

(c)

Liens on equipment (including titled vehicles) created solely for the purpose of securing Purchase Money Debt, representing or incurred to finance the purchase price of such equipment; provided that no such Lien shall extend to or cover other Property of Borrower or Term Loan Borrower other than (i) the respective equipment so acquired or leased, (ii) all related accessions, attachments, accessories, tools, parts, supplies, replacements of and additions to such equipment, (iii) all accounts, general intangibles, instruments, rents, monies, payments, and all other rights arising out of a sale, lease, consignment, or other disposition thereof, (iv) all proceeds (including insurance proceeds) from the sale, destruction, loss, or other disposition thereof, and (v) all records and data relating thereto, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such equipment and reasonable expenses incurred with the financing thereof, as reduced by repayments of principal thereon; and

(d)	Permitted Encumbrances (as defined at Article One).

7.3     Guaranties. Guarantee or otherwise in any way become or be responsible for the indebtedness or obligations of any other Person, by any means whatsoever, whether by agreement to purchase the indebtedness of any other Person or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by the Borrower or Term Loan Borrower in the ordinary course of business for collection.

7.4     Sale of Assets. Sell, lease, transfer or dispose (other than in the normal course of business) of all or a substantial part of its assets.

7.5     Consolidation or Merger: Acquisition of Assets. Enter into any transaction of merger or consolidation, or, except as permitted by Section 7.10 below, acquire any other business or corporation, or acquire all or substantially all of the property or assets of any other Person.

7.6     Loans and Investments. Make any loans to or investments in, or, purchase any stock, other securities or evidence of indebtedness of any Person, except as follows: (i) direct obligations of the United States of America or obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (ii) marketable securities issued by an agency of the United States government, (iii) commercial paper rated A-1 by Standard and Poors Corporation, or P-1 by Moody’s Investors Service, Inc., (iv) certificates of deposit of or bankers’ acceptances accepted by domestic commercial banks in the United States of America having a combined capital and surplus of at least Ninety Million Dollars ($90,000,000.00), (v) marketable securities not issued by an agency of the United States government but publicly traded on the New York Stock Exchange or the NASDAQ exchange, consistent with Borrower and/or Term Loan Borrower’s prior practice, or (vi) repurchase agreements with respect to any of the foregoing.

7.7     Sale of Accounts Receivable. Sell, discount or otherwise dispose of any of its Accounts Receivable or any promissory note or obligation held by it, with or without recourse.

7.8     Dividends. Redemptions and Other Payments. This Section is intentionally omitted.

7.9     Salaries. This Section is intentionally omitted.

7.10     New Business. Acquire or enter into any business other than its present business, except for expansions of Borrower’s or Term Loan Borrower’s present business or any business directly related thereto, or enter into any management contract whereby the effective management or control of Borrower or Term Loan Borrower is delegated to third parties.

7.11     Accounts Receivable From Related Persons. This Section is intentionally omitted.

7.12     Loans to Officers and Employees. This Section is intentionally omitted.

7.13     Lease Amendments. Except as otherwise permitted in the Mortgage and/or the Assignment of Rents, amend, modify, or terminate either (a) the Lease Agreement between Term Loan Borrower and Borrower dated April 1, 2020 (the “Borrower Lease”) or (b) the Real Estate Lease Agreement between Term Loan Borrower and TA Dispatch, LLC dated April 15, 2019, effective as of April 1, 2019 (the “TA Dispatch Lease”). Notwithstanding the foregoing or anything to the contrary in any of the other Loan Documents, Term Loan Borrower shall be permitted to terminate the TA Dispatch Lease on terms reasonably acceptable to Term Loan Borrower provided that at the time such termination becomes effective, the TA Dispatch Lease is replaced with a new lease to Borrower or an amendment to the existing Borrower Lease providing for equivalent rent, term, and other economic provisions as otherwise set forth in the TA Dispatch Lease or as may otherwise be acceptable to Term Loan Borrower, Borrower, and Bank.

ARTICLE Eight:	GUARANTOR COVENANTS

Guarantor covenants and agrees that from the date hereof and until payment in full of the principal of and interest on the Loans, unless the Bank shall otherwise consent in writing, such consent to be at the discretion of the Bank, Guarantor will:

8.1     Senior Funded Debt to Adjusted EBITDA Ratio. Maintain as of the end of each calendar quarter a ratio of Senior Funded Debt to Adjusted EBITDA (as defined in Article One) of not more than 4.00 to 1.00, to be tested quarterly on a rolling four-quarter basis at the end of each quarter; provided, however, that such covenant shall apply only to the Revolving Loan and not to the Term Loan if and to the extent that the loan-to-value ratio of the Term Loan ever reaches less than or equal to fifty percent (50%), as determined by Bank in accordance with its review of an updated appraisal, in form and substance acceptable to Bank, to be paid for by the Term Loan Borrower, and in any event, not prior to the fifth (5th) anniversary of the Closing Date. After the fifth (5th) anniversary of the Closing Date, Borrower may request that Bank order such an updated appraisal no more than once per calendar year.

8.2     Dividends. Redemptions and Other Payments. Not (a) pay, or set aside any sum for the payment of, any dividends, or make any other distribution upon any shares of its capital stock of any class, which exceeds, in the aggregate (as to all of them) for any one fiscal year, fifty percent (50%) of its net after-tax income for such fiscal year, determined in accordance with GAAP, nor (b) make any payment to a profit sharing plan or to any other retirement or pension plan to or for the benefit of management shareholders which exceeds (based on a percentage of compensation) similar payments made for the benefit of all employees of the Guarantor. The foregoing shall not, however, be deemed to prohibit share repurchases by the Guarantor so long as the Borrower and Guarantor are otherwise in compliance with all provisions of this Agreement, including without limitation the Guarantor’s compliance with the financial covenant set forth in Section 8.1, above.

ARTICLE Nine:	EVENTS OF DEFAULT

9.1     Definition. An “Event of Default” shall exist if any of the following shall occur:

(a)     Payment of Principal. Interest. The Borrower or Term Loan Borrower defaults in the prompt payment as and when due of the principal or interest on the Loans or any fees due under this Loan Agreement, or in the prompt payment when due of any other indebtedness, liabilities, or obligations to the Bank, whether now existing or hereafter created or arising; direct or indirect, absolute or contingent, and including without limitation any failure to pay upon acceleration or maturity, which default shall continue unremedied for a period of five (5) days; or

(b)     Payment of Other Obligations. The Borrower or Guarantor defaults under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Bank, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Bank, in any case in an amount in excess of Seven Million Dollars ($7,000,000.00), which default continues for more than the applicable cure period, if any, with respect thereto, or any material default by Borrower or Guarantor under any material contract, lease, license or other obligation to any person other than Bank, which default continues for more than the applicable cure period, if any, with respect thereto; or

(c)     Representation or Warranty. Any representation or warranty made by the Borrower or Guarantor herein, in any other Loan Document, or in any report, certificate, financial statement or other writing furnished in connection with or pursuant to this Loan Agreement shall prove to be false, misleading or incomplete in any material respect on the date as of which made; or

(d)     Covenants. The Borrower or Guarantor defaults in the performance or observance of any covenant, condition, agreement or undertaking on its part to be performed or observed, as contained herein, in the Loan Documents or in any other instrument or document which now or hereafter evidences, secures or relates to all or any part of the Loans or any extensions of credit made pursuant hereto, and, as to the Guarantor covenant set forth in Section 8.1 hereof, such default is not cured within forty-five (45) days following Guarantor’s or Borrower’s first knowledge or notice thereof; or

(e)     Bankruptcy, Etc. The Borrower or Guarantor shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against Borrower or Guarantor, in which an order for relief is entered or which remains undismissed for a period of sixty (60) days or more; or Borrower or Guarantor by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more; or Borrower or Guarantor shall generally not pay its debts as such debts become due; or

(f)     Concealment of Property, Etc. The Borrower or Guarantor shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its, his or her property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof; or

(g)     Management Change. This Section is intentionally omitted.

(h)     Guarantor’s Liability Terminated. The Guarantor shall notify the Bank that it no longer intends to be bound by the provisions of its Guaranty as to future loan advances and extensions of credit, or the Guarantor otherwise revokes, terminates, or fails to perform any of the terms, covenants, conditions, or provisions of any guarantee, endorsement, or other agreement of such party in favor of Bank.

(i)     Judgments. A final judgment rendered against the Borrower or Guarantor in excess of Six Million Dollars ($6,000,000), which is not being appealed in a manner reasonably satisfactory to the Bank and which is not covered by the proceeds of insurance where the applicable insurance company has not denied coverage or otherwise rejected Borrower’s or Guarantor’s claim for such insurance.

(j)     Collateral. The Bank’s interest in the Collateral shall for any reason cease or otherwise fail to be a valid and subsisting first priority lien in favor of the Bank.

(k)     Lease. The Borrower or Term Loan Borrower defaults in any material covenants, obligations and undertaking under any lease with respect to the Real Property, and shall fail to cure said default within the time, if any, permitted by such lease for cure thereof.

(l)     Easement. The Borrower or Term Loan Borrower grants an easement or dedication, files any plat, condominium declaration or restriction, or enters into any lease, with respect to the Real Property, unless consented to by Bank which consent shall not be unreasonably withheld, conditioned, or delayed.

9.2     Remedy. Upon the occurrence of any event, circumstance or condition which constitutes or would with the giving of notice, lapse of time, or both constitute an Event of Default, as specified herein, the Bank shall, at its option, be relieved of any obligation to make further loan advances or extensions of credit under this Agreement; and if such event, circumstance, or condition constitutes or becomes an Event of Default, the Bank may, at its option, thereupon declare the entire amount of the Loans and all other extensions of credit to be immediately due and payable for all purposes, and may exercise all rights and remedies available to it under the Security Documents, or any other Loan Document, or available at law or in equity; provided that upon the occurrence of an Event of Default specified in Section 9.1(e), the commitment of the Bank and any right of Borrower to request borrowings hereunder shall be automatically terminated and all obligations under the Loan Documents shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and Term Loan Borrower, anything in this Agreement or in any other Loan Document to the contrary. Further, the Bank shall have the right to the appointment of a receiver to take possession of Borrower’s and Term Loan Borrower’s premises, properties, assets, books and records, without consideration of the value of the collateral pledged as security for the Loans and extensions of credit or the solvency of any person liable for the payment of the amounts then owing, and all amounts collected by the receiver shall, after expenses of the receivership, be applied to the payment of the Loans, extensions of credit, and interest thereon; and the Bank, at its option, shall have the right to do the same, without the appointment of a receiver. All such rights and remedies are cumulative and nonexclusive, and may be exercised by the Bank concurrently or sequentially, in such order as the Bank may choose.

ARTICLE Ten:	MISCELLANEOUS

10.1     Amendments. The provisions of the Loan Documents may be amended or modified only by an instrument in writing signed by the parties hereto.

10.2     Notices. All notices and other communications provided for hereunder (except for routine informational communications) shall be in writing and shall be mailed, sent by recognized national overnight courier service, telecopied by facsimile machine, or delivered, if to the Borrower or Guarantor, to Borrower at its address specified in the first paragraph of this Agreement (Telecopy No. 479/361-5335); and if to the Bank, to it, Attention: Business Credit at its address specified in the first paragraph of this Agreement (Telecopy No.: 901/523-4633); with a copy (if other than a routine informational communication) to Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Suite 2000, 165 Madison Avenue, Memphis, Tennessee 38103, Attention: Jason Strain (Telecopy No.: 901/577-0844). All such notices and other communications shall be effective (a) if mailed, when received or three (3) business days after mailing, whichever is earlier, (b) if sent by recognized national overnight courier service, on the first business day following the sending thereof, (c) if telecopied, upon confirmation of sending, and (d) if delivered, upon delivery.

10.3     No Waiver. Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Waiver of any right, power, or privilege hereunder or under any instrument or document now or hereafter securing the indebtedness evidenced hereby or under any guaranty at any time given with respect thereto is a waiver only as to the specified item. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

10.4     Survival of Agreements. All agreements, representations and warranties made herein shall survive the delivery of the Notes. This Loan Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns, except that the Borrower and Term Loan Borrower shall not have the right to assign its rights hereunder or any interest therein. Subject to Section 10.22, Bank may assign its rights and delegate its obligations under this Agreement and the other Loan Documents and further may assign, or sell participations in, all or any part of the Loans or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Bank hereunder, except as otherwise provided by the terms of such assignment or participation.

10.5     Liens: Setoff by Bank. Borrower and Term Loan Borrower each hereby grant to the Bank a continuing lien, as security for the Notes and all other indebtedness, liabilities, and obligations of the Borrower and Term Loan Borrower to the Bank, upon any and all of its moneys, securities and other property and the proceeds thereof, now or hereafter held or received by or in transit to, the Bank from or for Borrower, and also upon any and all deposits (general or special, matured or unmatured) and credits of the Borrower and Term Loan Borrower against the Bank, at any time existing. Upon the occurrence of any Event of Default as specified above, the Bank is hereby authorized at any time and from time to time, without notice to Borrower or Term Loan Borrower to set off, appropriate, and apply any and all items hereinabove referred to against any or all indebtedness of the Borrower and Term Loan Borrower to the Bank.

10.6     Governing Law. This Loan Agreement shall be governed and construed in accordance with the laws of the State of Tennessee; except that the provisions hereof which relate to the payment of interest shall be governed by (i) the laws of the United States, or (ii) the laws of the State of Tennessee, whichever permits the Bank to charge the higher rate, as more particularly set out in the respective Notes.

10.7     Execution in Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

10.8     Terminology; Section Headings. All personal pronouns used in this Loan Agreement whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Section headings are for convenience only and neither limit nor amplify the provisions of this Loan Agreement.

10.9     Enforceability of Agreement. Should any one or more of the provisions of this Loan Agreement be determined to be illegal or unenforceable, all other provisions, nevertheless, shall remain effective and binding on the parties hereto.

10.10     Interest Limitations. It is the intention of the parties hereto to comply strictly with all applicable usury and similar laws; and, accordingly, in no event and upon no contingency shall the Bank ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the Maximum Rate. Any provision hereof, or of any other agreement executed by the Borrower and/or Term Loan Borrower that would otherwise operate to bind, obligate or compel the Borrower and/or Term Loan Borrower to pay interest in excess of such Maximum Rate or fees in excess of the maximum lawful amount shall be construed to require the payment of the maximum rate or amount only. The provisions of this paragraph shall be given precedence over any other provisions contained herein or in any other agreement applicable to the extensions of credit that is in conflict with the provisions of this paragraph.

10.11     Non-Control. In no event shall the Bank’s rights hereunder be deemed to indicate that, the Bank is in control of the business, management or properties of the Borrower or Term Loan Borrower or has power over the daily management functions and operating decisions made by the Borrower or Term Loan Borrower, all such rights and powers being hereby expressly reserved to the Borrower and Term Loan Borrower.

10.12     Extensions of Revolving Credit Loan Termination Date: Continuing Security.

(a)     The specific Revolving Credit Loan Termination Date mentioned in Article One may, in the sole and unrestricted discretion of the Bank, by written notice to the Borrower, be extended one or more times to a subsequent date or dates unless, not later than thirty (30) days prior to the specific Revolving Credit Loan Termination Date mentioned in Article One, or, in the event of the extension of such Revolving Credit Loan Termination Date, not later than thirty (30) days prior to any such then effective extended Revolving Credit Loan Termination Date, the Borrower shall notify the Bank in writing that this Agreement shall not be further extended. The Bank shall be under no obligation whatsoever to extend the initial Revolving Credit Loan Termination Date, or to further extend any subsequent Revolving Credit Loan Termination Date to which the Bank has previously agreed in writing, any extensions of the initial or any subsequent Revolving Credit Loan Termination Date being in the sole and unrestricted judgment and discretion of the Bank.

(b)     Subject to Section 3.1(b) hereof, upon the Revolving Credit Loan Termination Date, or in the event of the extension of this Agreement (when no effective extension is in force), the Loans and all other extensions of credit (unless sooner declared to be due and payable by the Bank pursuant to the provisions hereof) shall become due and payable for all purposes. Until all such indebtedness, liabilities and obligations secured by the Security Documents are satisfied in full, such termination shall not affect the security interest granted to Bank pursuant to the Security Documents, nor the duties, covenants, and obligations of the Borrower or Guarantor therein and in this Agreement; and all of such duties, covenants and obligations shall remain in full force and effect until the Loans and all other indebtedness, liabilities and obligations of the Borrower and Term Loan Borrower to the Bank shall have been fully paid and satisfied in all respects.

10.13     Statute of Limitations. Any payment of principal or interest shall automatically toll the running of any statute of limitations otherwise applicable to obligations of Borrower and Guarantor under the Loan Documents.

10.14     Fees and Expenses. The Borrower and Term Loan Borrower agree to pay, or reimburse the Bank for, the actual out-of-pocket expenses, including all recording fees, recording and/or mortgage taxes and also including, but not limited to reasonable counsel fees and reasonable fees of any accountants, inspectors or other similar experts, as deemed necessary by the Bank, incurred by the Bank in connection with the preparation, execution, amendment, recording, administration (excluding the salary of Bank’s employees and Bank’s normal and usual overhead expenses) or enforcement of, or the preservation of any rights under the Loan Documents, and any other instrument or document which now or hereafter secures the Loans. All references to attorney fees or counsel fees in this Agreement or any other Loan Document shall be deemed to refer to reasonable fees calculated on an hourly rate plus expenses basis (sometimes referred to as a “time and charges basis”).

10.15     Time of Essence. Time is of the essence of the obligations of Borrower and Guarantor under the Loan Documents.

10.16     Conflict. In the event of any conflict between the provisions hereof and the provisions of any other Loan Document, during the continuance of this Agreement the provisions of this Agreement shall control.

10.17     As to the Bank’s Base Rate. Borrower and Term Loan Borrower each acknowledge that the Bank’s Base Rate is one of several interest rate indices employed by the Bank; and that the Bank has made and may hereafter make loans bearing interest at rates which are higher or lower than the Bank’s Base Rate.

10.18     Intentionally Omitted.

10.19     Reports. Except as otherwise expressly set forth herein, all certificates and reports to be furnished by the Borrower or Guarantor to the Bank shall be furnished by an officer of the Borrower or the Guarantor, as applicable.

10.20     Compromises. Releases. Etc. The Borrower and Guarantor each agree that:

(a)     The Bank is hereby authorized from time to time, without notice to Borrower or Guarantor, to make any sales, pledges, surrenders, compromises, settlements, releases, indulgences, alterations, substitutions, exchanges, changes in, modifications or other disposition, including, without limitation, cancellations, of all or any part of the Loans, or of any contract or instrument evidencing any thereof, or of any security or collateral therefor, and/or to take any security for or other guaranties upon any of said indebtedness; and the liability of the Borrower or Guarantor shall not be in any manner affected, diminished or impaired thereby, or by any lack of diligence, failure, neglect, or omission on the part of the Bank to make any demand or protest, or to give any notice of dishonor or default, or to realize upon or protect any of said indebtedness or any collateral or security therefor.

(b)     The Bank shall have the exclusive right to determine how, when and what application of payments and credits, if any, shall be made on the Loans and extensions of credit or any part thereof, and shall be under no obligation, at any time, to first resort to, make demand on, file a claim against, or exhaust its remedies against the Borrower and/or Term Loan Borrower, or their property or estate, or to resort to or exhaust its remedies against any collateral, security, property, liens or other rights whatsoever.

(c)     The Bank may, at any time, make demand for payment on, or bring suit against, the Borrower and/or Guarantor, jointly or severally, or any other borrowers or guarantors, less than all, and may compound with any one or more of any borrowers or guarantors for such sums or on such terms as it may see fit, and without notice or consent, the same being hereby expressly waived, release any borrower or guarantor from all further liability to the Bank hereunder, without thereby impairing the rights of the Bank in any respect to demand, sue for, and collect the balance of the indebtedness from any borrower or guarantor not so released.

(d)     Notwithstanding any provision contained herein or in the guaranty agreement executed by the Guarantor in favor of the Bank, if at any time the Guarantor is or becomes an “insider” (as defined from time to time in Section 101 of the Federal Bankruptcy Code) with respect to the Borrower, the Guarantor waives any and all rights of subrogation against the Borrower with respect to its said Guaranty of the obligations of the Borrower, whether such rights arise under an express or implied contract or by operation of law, it being the intention of the parties that, if the Guarantor is an “insider” with respect to the Borrower, the Guarantor shall not be deemed to be a “creditor” (as defined in Section 101 of the Federal Bankruptcy Code) of the Borrower, by reason of the existence of such Guaranty in the event that the Borrower becomes a debtor in any proceeding under the Federal Bankruptcy Code.

(e)     The Guarantor does further absolutely and unconditionally guarantee the payment and performance of each and every obligation and undertaking of the Borrower hereunder.

10.21     Venue of Actions. As an integral part of the consideration for the making of the Loans, it is expressly understood and agreed that no suit or action shall be commenced by the Borrower, by Guarantor, or by any heir, successor, personal representative or assignee of any of them, with respect to the Loans contemplated hereby, or with respect to any of the Loan Documents, other than in a state court of competent jurisdiction in and for the County of the State in which the principal place of business of the Bank is situated, or in the United States District Court for the District in which the principal place of business of the Bank is situated, and not elsewhere. Nothing in this paragraph contained shall prohibit Bank instituting suit in any court of competent jurisdiction for the enforcement of its rights hereunder, or in any other Loan Document.

10.22     Assignments and Participations. Subject to the last two sentences of this Section 10.22, Bank may sell or offer to sell the Loans or interests therein to one or more assignees or participants. Borrower and Term Loan Borrower shall each execute, acknowledge and deliver any and all instruments reasonably requested by Bank in connection therewith, and to the extent, if any, specified in any such assignment or participation, such assignee(s) or participant(s) shall have the same rights and benefits with respect to the Loan Documents as such Person(s) would have if such Person(s) were Bank hereunder. Bank may disseminate any information it now has or hereafter obtains pertaining to the Loans, including any security for the Loans, or Borrower and Term Loan Borrower, to any actual or prospective assignee or participant with Borrower’s or Term Loan Borrower’s consent as described below, to any regulatory body having jurisdiction over Bank, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Bank and the Loans, as necessary or appropriate in Bank’s reasonable judgment. However, subject to applicable law, Bank shall use reasonable efforts to protect the confidentiality of the terms and conditions of the Loans in all other respects. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, and except in case of an assignment in connection with a merger or sale of all or substantially all of the assets of the Bank, before entering into an assignment or participation with respect to all or a portion of the Loans, Bank shall give Borrower and Term Loan Borrower prior written notice of its intent to assign or participate all or a portion of the Loans and shall not enter into an assignment or participation agreement with respect thereto without Borrower’s and Term Loan Borrower’s written consent thereto (or deemed consent under the next two sentences). In such case, Borrower and/or Term Loan Borrower shall have five (5) Business Days from receipt of such notice to either consent to such assignment or participation or refuse to consent. Borrower’s and/or Term Loan Borrower’s failure to respond within such time frame shall be deemed to be Borrower’s and Term Loan Borrower’s consent.

10.23     Electronic Transmission of Data. Bank, Borrower, and Term Loan Borrower agree that certain data related to the Loans (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet to the parties, the parties’ affiliates, agents and representatives, and other Persons involved with the subject matter of this Agreement. Borrower and Term Loan Borrower each acknowledge and agree that (a) there are risks associated with the use of electronic transmission and that Bank does not control the method of transmittal or service providers, (b) Bank has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) Borrower and Term Loan Borrower will release, hold harmless and indemnify Bank from any claim, damage or loss, including that arising in whole or part from Bank’s strict liability or sole, comparative or contributory negligence, but not its sole gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction, which is related to the electronic transmission of data.

10.24     Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALING OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION WITH ANY COURT AS EVIDENCE OF SUCH AGREEMENT.

10.25     Electronic Imaging.     This Agreement and the Loan Documents (collectively, the "Documents") will be scanned into an optical retrieval system and the original Documents may be destroyed. By signing this Agreement, Borrower and Term Loan Borrower agree that a copy from the optical retrieval system of any of the Loan Documents, including without limitation, any Note and/or Guaranty Agreement, shall have the same legal force and effect as an original and can be used in the place of an original in all circumstances and for all purposes, including but not limited to negotiation, collection, legal proceeding or authentication.

10.26     Amendment and Restatement. This Second Amended and Restated Loan Agreement is an amendment and restatement of the parties’ Prior Loan Agreement and shall not be construed as a novation thereof. From and after the date hereof, the terms and provisions of this Second Amended and Restated Loan Agreement shall control.

[SIGNATURE PAGE STARTS ON NEXT PAGE]

IN WITNESS WHEREOF, the Borrower, the Guarantor and the Bank have caused this Agreement to be executed by their respective officers, duly authorized so to do, all as of the day and year first above written.

P.A.M. TRANSPORT, INC.

By:	/s/ Allen West
Allen West, Secretary
BORROWER

P.A.M. TRANSPORTATION SERVICES, INC.

By:	/s/ Allen West
Allen West, Chief Financial Officer

GUARANTOR AND TERM LOAN BORROWER

FIRST HORIZON BANK, successor-by-conversion to First Tennessee Bank National Association

By:	/s/ R. Keith Kirby
R. Keith Kirby, Senior Vice-President
BANK

LIST OF EXHIBITS TO LOAN AGREEMENT

Exhibit “1.3” –	Exceptions to Concentration Limit

Exhibit “1.15” –	Borrowing Base

Exhibit “1.45” –	Additional Permitted Encumbrances

Exhibit “1.49” –	Real Property

Exhibit “2.3” –	Form of Revolving Credit Note

Exhibit “2.6” –	Term Note

Exhibit “4.1” –	List of Government Contracts

Exhibit “6.6(a)” –	Form of Borrowing Base Certificate

LIST OF SCHEDULES TO LOAN AGREEMENT

Schedule 5.7 –	Contracts or Restrictions Affecting Borrower or Guarantor

EXHIBIT “1.3”
TO LOAN AGREEMENT

Exceptions to Concentration Limit

Accounts Receivable owed by any of the following Account Debtors, if otherwise constituting Acceptable Accounts, may be included in the Borrowing Base, even if the Accounts Receivable owed by any such Account Debtor exceed twenty-five percent (25%) of the Borrower’s Acceptable Accounts Receivable:

N/A

EXHIBIT “1.15”
TO LOAN AGREEMENT

The Borrowing Base is an amount equal to eighty-five percent (85%) of the amount due on the Acceptable Accounts of Borrower, plus eighty-five percent (85%) of Unbilled Revenues, meeting the conditions set forth in Section 1.1 of the Loan Agreement minus the Bank Product Reserve.

(Note:

Although the Borrowing Base is limited as set forth above, Bank’s security interest covers and includes all of the Accounts Receivable and Unbilled Revenue of Borrower and the other collateral, both now owned and hereafter acquired, as more particularly described in the Security Agreement, as amended from time to time).

EXHIBIT “1.45”
TO LOAN AGREEMENT

Additional Permitted Encumbrances

1.         The following restrictive covenants of record itemized below:

Covenants, conditions and restrictions but omitting any covenants or restrictions, if any, including but not limited to those based upon race, color, religion, sex, sexual orientation, familial status, marital status, disability, handicap, national origin, ancestry, or source of income, as set forth in applicable state or federal laws, except to the extent that said covenant or restriction is permitted by applicable law, as shown on map/plat and document set forth below:

Volume 3227, Page 832, Volume 3708, Page 698, Volume 3847, Page 892, Volume 4378, Page 439, Volume 4503, Page 855, Volume 4539, Page 711, and Volume 4619 Page 601, Webb County Official Records

2.         Standby fees, taxes and assessments by any taxing authority for the year 2020, and subsequent years, not yet due and payable.

3.         Rights of the following tenants in possession under unrecorded leases or rental agreements as described in Section 7.13 of this Loan Agreement, and subject to the subordination, non-disturbance, and attornment agreements between such parties and Bank: (a) TA Dispatch, LLC; and (b) P.A.M. Transport, Inc.

4.	The following matters and all terms of the documents creating or offering evidence of the matters:

Easement dated August 25, 1955, executed by N. D. Hachar to Central Power and Light Co., recorded in Volume 242, Page 429, Webb County Deed Records.

All oil, gas and other minerals are hereby excepted as set forth in Partition Deed dated January 12, 1963, executed by and between Felisa M. Hachar, et al, as Trustees of the Estate of Nicholas D. Hachar and recorded in Volume 303, Page 164, Webb County Deed Records.

Right of Way Deed dated November 25, 1957, executed by N. D. Hachar to S. W. Bell Telephone Co., recorded in Volume 258, Page 99, Webb County Deed Records.

Easement dated October 2, 1981 executed by N. D. Hachar, et al to Medina Electric Cooperative, Inc., and recorded in Volume 676, Page 308, Webb County Deed Records.

Subject to drainage easement, off-site utility easement and right of way dedication as shown on the N. D. Hachar Industrial Park, Phase I, recorded in Volume 29, Page 17, Webb County Plat Records.

Memorandum of Oil and Gas Lease dated August 18, 2008, executed by Falcon International Bank, as Trustee, et al to Laredo Energy IV, L.P., recorded in Volume 2634, Page 568, File No. 1013535; and Amended by instrument dated August 2, 2010, recorded in Volume 2971, Page 892, File No. 1078347, Webb County Official Public Records.

Memorandum of Gas Gathering Agreement dated March 30, 2011, executed by Eagle Ford Escondido Gathering, LLC and Laredo Energy IV, L.P., recorded in Volume 3084, Page 437, File No. 1100615, Webb County Official Public Records.

Right of Way Easement dated August 19, 2010, executed by Nicholas Van Steenbery to Medina Electric Cooperative Inc. and recorded in Volume 3141, Page 397, Webb County Official Public Records.

All oil, gas and other minerals and all water rights as reserved in Deed dated November 19, 2014, executed by David H. Hachar, et al to Celadon Realty LLC and recorded in Volume 3708, Page 687, Webb County Official Public Records.

Subject to terms and conditions as per Development Agreement dated November 19, 2014, executed by and between Celadon Realty LLC, et al and Faldon International Bank as Trustee and recorded in Volume 3708, Page 706, Webb County Official Public Records.

Subject to terms and conditions as set forth in Road Way Easement and Maintenance dated November 19, 2014, executed by and between David A. Hachar, et al and Falcon International Bank, as Trustee and recorded in Volume 3711, Page 737, Webb County Official Public Records.

Right of Way Easement dated February 19, 2016, executed by Celadon Realty Inc. to Medina Electric Cooperative, Inc., and recorded in Volume 3942, Page 322, Webb County Official Public Records.

Right of Way Easement dated February 19, 2016, executed by Celadon Realty LLC to Medina Electric Cooperative, Inc., and recorded in Volume 3942, Page 325, Webb County Official Public Records.

Right of Way Easement dated February 15, 2016, executed by Celadon Realty LLC to Medina Electric Cooperative, Inc., and recorded in Volume 3942, Page 328, Webb County Official Public Records.

Utility and Access Easement dated May 31, 2016, executed by Celadon Realty, Inc., to The City of Laredo and recorded in Volume 4068, Page 131, Webb County Official Public Records.

Subject to charges and assessments imposed by N.D. Hachar Industrial Park Owner's Association Inc., which shall constitute a personal obligation of the Lot Owners, as well as, a charge and lien upon the land as set forth in Declaration of Covenants, Conditions and Restrictions recorded in Volume 3227, Page 832, Webb County Official Public Records, and the following Supplemental Declaration of Covenants, Conditions and Restrictions, recorded in Volume 3708, Page 698, Volume 3847, Page 892, Volume 4378, Page 439, Volume 4503, Page 855, Volume 4539, Page 711, and Volume 4619, Page 601, Webb County Official Records.

Subject to setback lines, utility and drainage easements and plat notations as per Plat of Celadon Trucking Plat recorded in Volume 33, Pages 9-10, Webb County Plat Records.

EXHIBIT “1.49”
TO LOAN AGREEMENT

Real Property

Situated in Webb County, Texas, and being the Surface Only of Lot Number ONE (1), in Block Number ONE (1), of CELADON TRUCKING PLAT, a subdivision situated in the City of Laredo as per Plat recorded in Volume 33, Pages 9-10, Webb County Plat Records

EXHIBIT “2.3”
TO LOAN AGREEMENT

(See attached “Form” of Revolving Credit Note)

FIFTH AMENDED AND RESTATED CONSOLIDATED

REVOLVING CREDIT NOTE

$60,000,000.00	Memphis, Tennessee
January ____, 2019

ON OR BEFORE July 1, 2021 (the “Termination Date”), the undersigned, P.A.M. TRANSPORT, INC. (“Maker”), promises to pay to the order of FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association having its principal place of business in Memphis, Tennessee (“Bank”), the principal sum of Sixty Million Dollars ($60,000,000.00), value received, together with interest from date until paid, upon disbursed and unpaid principal balances, at the Contract Rate hereinafter specified, said interest being payable monthly on the first (1st) day of each month hereafter, commencing on the 1st day of February, 2019, with the final installment of interest being due and payable concurrently on the same date that the principal balance is due hereunder.

The Termination Date may be extended one or more times pursuant to the provisions of that certain Amended and Restated Loan Agreement dated March 28, 2016, among Maker, Bank and a certain guarantor therein mentioned and described (as same has been and may hereafter be amended, the “Loan Agreement”), and if so extended, such extended date shall thereupon constitute the Termination Date.

The interest rate on this Note is subject to change from time to time based on changes in an independent index (the “Index”) which is the LIBOR Rate (as hereinafter defined) adjusted and determined, without notice to Maker, as of the first day of the month in which this Note is executed and as of the first (1st) day of each calendar month hereafter (the “Interest Rate Change Date”). The “LIBOR Rate” shall mean the London Interbank Offered Rate of interest for an interest period of one (1) month, which appears on Bloomberg page BBAM under the column heading “USD” (the “Index”) on the day that is two (2) London Business Days preceding each Interest Rate Change Date (the “Reset Date”). If the LIBOR Rate as defined above is not available or is not published for any Reset Date, then Bank shall, at its sole discretion, choose a substitute source for the LIBOR Rate, which LIBOR Rate plus the Margin (hereinafter defined) shall become effective on the next Interest Rate Change Date. “London Business Day” shall mean any day on which commercial banks in London, England are open for general business. The Index is not necessarily the lowest rate charged by Bank on its loans. If the Index becomes unavailable during the term of this loan, Bank may designate a substitute index after notice to Maker. Bank will tell Maker the current Index rate upon Maker's request. The interest rate change will not occur more often than each month. Maker understands that Bank may make loans based on other rates as well. The Index is currently 3.1860% per annum. The Index plus a margin of one and one-fourth percent (1.25%) (the “Margin”) results in an initial interest rate of 4.4360%. NOTICE: Under no circumstances will the interest rate on the Note be more than the maximum rate allowed by applicable law.

The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

Notwithstanding the foregoing, upon the occurrence of an Event of Default (as defined in the Loan Agreement), the Bank, at its option, may charge, and the Maker agrees to pay, interest on disbursed and unpaid principal balances at the default rate (the “Default Rate”) equal to a rate per annum equal to the lesser of (a) the Maximum Rate or (b) (i) the base commercial rate of interest (the “Base Rate”) established from time to time by the Bank plus (ii) three percent (3%).

Notwithstanding any other provisions herein, if any Change in Law (as hereinafter defined) shall make it unlawful for the Bank to make or maintain a LIBOR Rate loan as contemplated by this Note, the principal outstanding hereunder shall, if required by law and if the Bank so requests, be converted on the date required to make the loan evidenced by this Note legal to a loan accruing interest at the lesser of the Maximum Rate or the base commercial rate of interest (“Base Rate”) established from time to time by the Bank. Each change in the Base Rate shall become effective, without notice to the undersigned, on the same date that the Base Rate changes. The undersigned hereby agrees promptly to pay the Bank, upon demand, any costs incurred by the Bank in making any conversion in accordance with this paragraph, including any interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate loans.

Any amounts not paid when due hereunder (whether by reason of acceleration, maturity, or otherwise) shall bear interest after maturity at the Default Rate.

For purposes hereof, the following terms shall have the following meanings unless the context otherwise requires:

“Change in Law” shall mean the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof, in all cases by any Governmental Authority having jurisdiction over the Bank, in each case after the date hereof.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising regulatory functions of or pertaining to government.

In the event that the foregoing provisions should be construed by a court of competent jurisdiction not to constitute a valid, enforceable designation of a rate of interest or method of determining same, the indebtedness hereby evidenced shall bear interest at the maximum effective contract rate which may be charged by the Bank under applicable statutes and laws from time to time in effect.

For any payment which is not made within ten (10) days of the due date for such payment, the Maker shall pay a late fee. The late fee shall equal five percent (5%) of the unpaid portion of the past-due payment.

This Note is secured by an Amended and Restated Security Agreement (the “Security Agreement”) dated March 28, 2016, as same may be modified, amended, renewed, or extended, covering Maker's Accounts Receivable, and other collateral, as is more particularly described in said Security Agreement, and may now or hereafter be secured by other mortgages, trust deeds, assignments, security agreements, or other instruments of pledge or hypothecation.

This Note is payable at the offices of Bank, 165 Madison Avenue, Memphis, Tennessee 38103, or at such other place as the holder may designate in writing, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

On the Termination Date, or, at the option of the Bank (a) if the undersigned shall fail to make payment of any installment of interest, as above provided, or (b) upon any default in the terms and provisions of the Security Agreement or any trust deed, mortgage, or other instrument of pledge or hypothecation which now or hereafter secures the payment of the indebtedness evidenced hereby, or (c) upon the occurrence of any Event of Default as that term is defined in the Loan Agreement, or (d) upon the death or dissolution of the Maker or any endorser or guarantor or (if the Maker, or any endorser or guarantor is a partnership) the death or dissolution of any general partner thereof, or (e) upon default in the payment when due of any other indebtednesses, liabilities, or obligations of the Maker to the Bank, whether now existing or hereafter created or arising, the entire unpaid balance of the indebtedness hereby evidenced, together with all interest then accrued, shall at once become due and payable for all purposes.

If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to protect the security for its payment, or to enforce its collection, or to represent the rights of the Bank in connection with any loan documentation executed in connection herewith, or to defend successfully against any claim, cause of action or suit brought by the Maker against the Bank, the Maker shall pay on demand all costs of collection and litigation (including court costs), together with a reasonable attorney's fee. These include, but are not limited to, the Bank's reasonable attorney's fees and legal expenses, whether or not there is a lawsuit, including attorney's fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction) and appeals.

The Bank and the Maker hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Bank or Maker against the other.

To the extent permitted by applicable law, the Bank reserves a right of setoff in all the Maker's accounts with the Bank (whether checking, savings, or some other account). This includes all accounts the Maker may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. The Maker authorizes the Bank, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at the Bank's option, to administratively freeze all such accounts to allow the Bank to protect the Bank's charge and setoff rights provided in this paragraph.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each business entity that opens an account. What this means to Maker: When Maker opens an account, the Bank will ask for Federal Tax Identification Number, physical street address, full legal name of the Maker and other information that will allow the Bank to identify Maker. The Bank may also ask Maker to provide copies of certain documents that will aid in confirming this information.

The Maker and any endorsers or guarantors hereof waive protest, demand, presentment and notice of dishonor, and agree that this Note may be extended, in whole or in part, without limit as to the number of such extensions, or the period or periods thereof, and without notice to them and without affecting their liability thereon.

It is the intention of the Bank and the Maker to comply strictly with all applicable usury laws; and, accordingly, in no event and upon no contingency shall the holder hereof ever be entitled to receive, collect, or apply as interest any interest, fees, charges, or other payments equivalent to interest, in excess of the maximum rate which the Bank may lawfully charge under applicable statutes and laws from time to time in effect; and, in the event that the holder hereof ever receives, collects, or applies as interest, any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness evidenced hereby; and, if the principal amount of the indebtedness evidenced hereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to the Maker, or other party lawfully entitled thereto. All interest paid or agreed to be paid by the Maker shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal, so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. Any provision hereof, or of any other agreement between the Bank and the Maker, that operates to bind, obligate, or compel the Maker to pay interest in excess of such maximum lawful contract rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the Bank and the Maker that is in conflict with the provisions of this paragraph.

This Note shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statute) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time, shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall the Maker be liable for the payment of interest in excess of the maximum effective rate permitted by such applicable law, from time to time in effect.

This Note constitutes an increase and restatement of that certain Fourth Amended and Restated Consolidated Revolving Credit Note dated March 28, 2016, in the principal amount of Forty Million Dollars ($40,000,000.00), which amended that certain Third Amended and Restated Consolidated Revolving Credit Note dated November 17, 2014, in the principal sum of Forty Million Dollars ($40,000,000.00), as same has been amended, which amended that certain Second Amended and Restated Consolidated Revolving Credit Note dated May 30, 2012, in the principal sum of Thirty-Five Million Dollars ($35,000,000.00), as same has been amended, which amended that certain Consolidated Amended and Restated Promissory Note of the Maker dated June 22, 2007, in the principal sum of Thirty Million Dollars ($30,000,000.00), as same was previously amended by First Amendment to Consolidated, Amended and Restated Revolving Credit Note dated June 1, 2009, which constituted an increase, consolidation, renewal and extension of that certain promissory note dated June 27, 1995, in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00), that certain promissory note dated July 3, 1996, in the principal amount of Five Million Dollars ($5,000,000.00), that certain consolidated, amended and restated promissory note dated April 26, 2001, in the principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00), that certain promissory note dated April 26, 2001, in the principal amount of Five Million Dollars ($5,000,000.00), and that amended and restated revolving credit note dated April 26, 2001, in the principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (the “Prior Notes”), being payable to the order of the Bank, and being executed by the Maker. The indebtedness heretofore evidenced by such Prior Notes is not discharged or cancelled by the execution hereof. From and after the date hereof, said indebtedness evidenced by the Prior Notes (together with the additional principal sum of Twenty Million Dollars ($20,000,000.00) shall be evidenced by, and shall be payable in accordance with, the provisions of this Note; and the collateral security which secured the indebtedness heretofore evidenced by said Prior Notes shall continue to secure the indebtedness evidenced hereby.

ATTEST:	P.A.M. TRANSPORT, INC.

By:
Secretary		Daniel H. Cushman, President

EXHIBIT “2.6”
TO LOAN AGREEMENT

(See attached “Form” of Term Note)

TERM NOTE

$17,640,000.00	August , 2020

FOR VALUE RECEIVED, the undersigned, P.A.M. TRANSPORT, INC. (“P.A.M. Transport”) and P.A.M. TRANSPORTATION SERVICES, INC. (“PTS”) (each of P.A.M. Transport and PTS, a “Maker,” and collectively, the “Makers”), promise to pay to the order of FIRST HORIZON BANK, a Tennessee banking corporation, successor-by-conversion to First Tennessee Bank National Association, having its principal place of business in Memphis, Tennessee (“Bank”), the principal sum of SEVENTEEN MILLION SIX HUNDRED FORTY THOUSAND DOLLARS ($17,640,000.00), together with interest from date until maturity, upon disbursed and unpaid principal balances, at the rate hereinafter specified, said principal and interest being payable as follows:

the unpaid principal balance hereof and interest thereon shall be payable in 120 consecutive monthly installments of principal and interest, installment nos. 1 to 119, both inclusive, being in the amount of One Hundred Seventy Thousand Five Hundred Four Dollars ($170,504.00) each, and installment no. 120 being for the entire unpaid principal balance and all accrued interest, the first of said installments being due and payable on the first (1st) day of October, 2020, and one on the first (1st) day of each month thereafter until all are fully paid (with the final installment, if not sooner paid, being due and payable on the first (1st) day of September, 2030); provided, however, that in the event that any such monthly installment shall be less than the amount of interest then accrued on the indebtedness hereby evidenced, the amount of said monthly installment shall be increased to an amount equal to the interest then accrued. All installment payments shall be applied first toward payment of accrued interest with any remaining amount being applied to reduce the principal balance of the indebtedness.

This Note is being issued pursuant to that certain Second Amended and Restated Loan Agreement, dated of even date, among the Makers and the Bank, as said agreement may be amended or modified (the "Loan Agreement"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Loan Agreement.

Interest shall be charged on the outstanding principal balance from the date advanced until the full amount of principal due hereunder has been paid at a fixed rate of 3.021% per annum (the “Contract Rate”).

The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

Notwithstanding the foregoing, upon the occurrence of an Event of Default (as defined in the Loan Agreement), the Bank, at its option, may charge, and the Makers agree to pay, interest on disbursed and unpaid principal balances at the default rate (the "Default Rate") per annum equal to the lesser of (a) the maximum effective contract rate which may be charged by the Bank under applicable law from time to time in effect or (b) (i) the Contract Rate plus (ii) three percent (3%).

Any amounts not paid when due hereunder (whether by acceleration or otherwise) shall bear interest after maturity at the Default Rate.

For any payment which is not made within ten (10) days of the due date for such payment, excluding any balloon payment or payment due upon acceleration, the Makers shall pay a late fee. The late fee shall equal five percent (5%) of the unpaid portion of the past-due payment.

This Note is secured by the Mortgage and may now or hereafter be secured by other mortgages, trust deeds, assignments, security agreements, or other instruments of pledge or hypothecation.

All installments of interest, and the principal hereof, are payable at the office of First Horizon Bank, 165 Madison Avenue, Memphis, Tennessee 38103, or at such other place as the holder may designate in writing, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

If the Makers shall fail to make payment of any installment of principal or interest, when due, or upon any default in the terms and provisions of any of the Mortgage, or upon any default in any other mortgage, trust deed, security agreement, or other instrument of pledge or hypothecation which now or hereafter secures the payment of the indebtedness evidenced hereby, or upon the occurrence of any Event of Default under the Loan Agreement, then and in any such event, the entire unpaid principal balance of the indebtedness evidenced hereby, together with all interest then accrued, shall, at the absolute option of the holder hereof, at once become due and payable, without demand or notice, the same being expressly waived and Bank may exercise any right, power or remedy permitted by law or equity, or as set forth herein or in the Loan Agreement or any other Loan Document.

If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to protect the security for its payment, or to enforce its collection, or to represent the rights of the Bank in connection with any loan documentation executed in connection herewith, or to defend successfully against any claim, cause of action or suit brought by the Makers, or either of them, against the Bank, the Makers shall pay on demand all costs of collection and litigation (including court costs), together with a reasonable attorney's fee on an hourly rate plus expenses basis. These include, but are not limited to, the Bank's reasonable attorney's fees and legal expenses, whether or not there is a lawsuit, including attorney's fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction) and appeals.

The Bank and the Makers hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Bank or Makers, or either of them, against the other.

To the extent permitted by applicable law, the Bank reserves a right of setoff in all each Maker's accounts with the Bank (whether checking, savings, or some other account). This includes all accounts a Maker may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Each Maker authorizes the Bank, after the occurrence of an Event of Default under the Loan Agreement which is continuing, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at the Bank's option, to administratively freeze all such accounts to allow the Bank to protect the Bank's charge and setoff rights provided in this paragraph.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each business entity that opens an account. What this means to each Maker: When a Maker opens an account, the Bank will ask for Federal Tax Identification Number, physical street address, full legal name of the Maker and other information that will allow the Bank to identify the Maker. The Bank may also ask the Maker to provide copies of certain documents that will aid in confirming this information.

Except as set forth in the Loan Agreement or any Loan Document referred to therein, the Makers and any endorsers or guarantors hereof waive protest, demand, presentment, and notice of dishonor, and agree that this Note may be extended, in whole or in part, without limit as to the number of such extensions or the period or periods thereof, without notice to them and without affecting their liability thereon. Makers agree that borrowers, endorsers, guarantors and sureties may be added or released without notice and without affecting Maker’s liability hereunder. The liability of each Maker shall not be affected by the failure of Bank to perfect or otherwise obtain or maintain the priority or validity of any security interest in any collateral. The liability of each Maker shall be absolute and unconditional and without regard to the liability of any other party hereto.

It is the intention of the Bank and the Makers to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall the holder hereof ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum effective contract rate which the Bank may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that the holder hereof ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness hereby evidenced; and if the principal amount of the indebtedness evidenced hereby, all lawful interest thereon and all lawful fees and charges in connection therewith, are paid in full, any remaining excess shall forthwith be paid to the Makers, or other party lawfully entitled thereto. All interest paid or agreed to be paid by the Makers shall, to the maximum extent permitted under applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. Any provision hereof, or of any other agreement between the holder hereof and the Makers, that operates to bind, obligate, or compel the Makers to pay interest in excess of such maximum effective contract rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the holder hereof and the Makers that is in conflict with the provisions of this paragraph.

This Note shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statute) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall the Makers be liable for the payment of interest in excess of the maximum rate permitted by such applicable law, from time to time in effect.

The privilege is reserved and given to make additional payments on the principal of this Note, without premium or penalty except as set forth in the Loan Agreement, on the due date of any installment prior to maturity, provided that not less than thirty (30) days' prior written notice of intent to prepay is given to the holder hereof. Any partial prepayment of principal shall, however, not have the effect of suspending or deferring the monthly principal payments herein provided for, but the same shall continue to be due and payable on each due date subsequent to any such partial prepayment of the principal, and shall operate to effect full payment of the principal at an earlier date.

Bank is hereby authorized to disclose any financial or other information about Makers to any regulatory body or agency having jurisdiction over Bank and to any present, future or prospective participant or successor in interest in any loan or other financial accommodation made by Bank to Makers. The information provided may include, without limitation, amounts, terms, balances, payment history, return item history and any financial or other information about Makers. However, subject to applicable law, Bank shall use reasonable efforts to protect the confidentiality of the terms and conditions of the Loan in all other respects.

The invalidity or unenforceability of any one or more provisions of this Note shall not render any other provision invalid or unenforceable. In lieu of any invalid or unenforceable provision, there shall be added automatically a valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

The covenants, conditions, waivers, releases and agreements contained in this Note shall bind, and the benefits thereof shall inure to, the parties hereto and their respective heirs, executors, administrators, successors and assigns; provided, however, that this Note cannot be assigned by Makers, or either of them, without the prior written consent of Bank, and any such assignment or attempted assignment by Makers, or either of them, without consent shall be void and of no effect with respect to Bank.

Each Maker irrevocably appoints the president (including any acting president) and chief financial officer of such Maker as its attorneys upon whom may be served, by certified mail at the address set forth in the Loan Agreement, or such other address as may be directed by such Maker, in writing, any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Note or any other Loan Document; and each Maker hereby consents that any action or proceeding against it be commenced and maintained in any state or federal court sitting in Memphis, Shelby County, Tennessee, by service of process on any such owner, partner and/or officer; and each Maker agrees that such courts of the state shall have jurisdiction with respect to the subject matter hereof and the person of such Maker and all collateral securing the obligations of such Maker (subject to any requirement of the use of Texas courts to enforce the Mortgage (as defined in the Loan Agreement). Each Maker agrees not to assert any defense to any action or proceeding initiated by Bank based upon improper venue or inconvenient forum.

The obligations of the Makers hereunder shall be joint and several.

P.A.M. TRANSPORT, INC.

By:	/s/
Allen West, Secretary

P.A.M. TRANSPORTATION SERVICES, INC.

By:	/s/
Allen West, Chief Financial Officer

EXHIBIT “4.1”
TO LOAN AGREEMENT

List of Government Contracts

None

EXHIBIT “6.6(a)”
TO LOAN AGREEMENT

“Form” of Borrowing Base Certificate

Schedule 5.7

Contracts or Restrictions Affecting Borrower or Guarantor

The settlement agreements in connection with the lawsuits referenced at Sections 1.1 and 1.2 of this Loan Agreement.